UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2015

COMPUTER TASK GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-9410	16-0912632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 882-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2015, the Board of Directors of the Company (the “Board”) appointed Mr. Clifford Bleustein as President and Chief Executive Officer of the Company (principal executive officer) and a member of the Board of Directors with an effective starting date of April 6, 2015.

Prior to joining the Company, Mr. Bleustein served as Chief Medical Officer and Global Provider Solutions Leader at Dell Services since October 2014. He joined Dell Services in March 2013 as Managing Director & Global Head of Healthcare Consulting and was named Chief Medical Officer and Global Head of Healthcare Consulting in July 2014. Prior to his career at Dell Services, Mr. Bleustein was a director in the health industries advisory practice at PricewatershouseCoopers where between 2009 and 2013 he focused on sales and delivery of their consulting services to healthcare providers. Mr. Bleustein has no family relationships with any other officer or director of the Company.

In connection with his appointment as the President and Chief Executive Officer of the Company, the Compensation Committee and the Board also approved an employment agreement and a change in control agreement for Mr. Bleustein.

In connection with his appointment as President and Chief Executive Officer, Mr. Bleustein will receive an annual base salary of $500,000 and variable incentive target compensation of $450,000. In addition, the Company has agreed to grant Mr. Bleustein 200,000 non-qualified stock options under the Company’s 2010 Equity Award Plan (as amended, the “2010 Plan”), which provides for an exercise price equal to the fair market value of the Company’s common stock at the close of trading on the date of grant and a term of ten years with one-half vesting on the second anniversary of the date of grant and one-half vesting on the third anniversary of the date of grant and 67,000 restricted stock units (“RSUs”) under the Company’s 1991 Restricted Stock Plan (as amended, the “1991 Plan”), which vest in equal, annual installments over a period of four years with the first installment vesting on the first anniversary of the date of grant. Mr. Bluestein will also be entitled to reimbursement for reasonable travel and housing expenses incurred in connection with travel between the Company’s headquarters in Buffalo, NY and his principal residence in New York City.

Under the employment agreement, if Mr. Bleustein’s employment with the Company is terminated other than for cause, death or disability, or if he terminates his employment with the Company for good reason, subject to his signing a release of claims, he will be entitled to (i) a payment equal to his annual base salary at the rate in effect immediately prior to the date of termination plus the average annual cash incentive compensation over the last 3 years, (ii) up to 12 months of continued coverage pursuant to COBRA and (iii) stock-based incentive compensation plan payout under each stock-based incentive compensation plan maintained by the Company pursuant to the terms of and within the periods specified in each such stock-based incentive compensation plan that may then be applicable.

The change in control agreement provides that if the Company terminates Mr. Bleustein’s employment (other than for cause, death or disability) or if he terminates his employment with the Company for good reason within 24 months following a change in control of the Company or within 6 months preceding a change in control, subject to his signing a release of claims and less any amounts previously paid under his employment agreement, Mr. Bleustein will be entitled to receive severance pay in a cash amount equal to 1.99 times his annual base salary at the rate in effect immediately prior to the date of termination plus the average annual cash incentive compensation over the last 3 years. Upon such termination, and in addition to severance pay, he will also be entitled to receive (i) an additional cash payment equal to 25% of his annual base salary at the rate in effect immediately prior to the date of termination to cover fringe benefits and (ii) if certain conditions are satisfied, all stock options, restricted stock units and other equity awards granted to Mr. Bleustein under the 1991 Plan, the 2010 Plan or any other similar incentive plan shall be immediately exercisable in full, or vested, as applicable, in accordance with the applicable provisions of the relevant award agreement.

The foregoing descriptions of the awards under the 2010 Plan, the 1991 Plan, the employment agreement with Mr. Bleustein and the change in control agreement with Mr. Bleustein do not purport to be complete and are qualified in their entirety by reference to the 2010 Plan and the award agreements thereunder, the 1991 Plan and the award agreements thereunder, and the employment agreement with Mr. Bleustein and the change in control agreement with Mr. Bleustein, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Company also announced that concurrent with this appointment of Mr. Bleustein, Brendan M. Harrington, Interim Chief Executive Officer, will return to his position as Chief Financial Officer; Filip J.L. Gydé, Interim Executive Vice President of Operations, will return to his position as Senior Vice President and General Manager of CTG Europe, and John M. Laubacker, Interim Chief Financial Officer, will return to his position as Treasurer.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated March 12, 2015, between Computer Task Group, Incorporated and Clifford Bleustein.

10.2	Change in Control Agreement, dated March 12, 2015, between Computer Task Group, Incorporated and Clifford Bleustein.

99.1	Press release dated March 13, 2015, announcing the appointment of Cliff Bleustein as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: March 13, 2015	By:	/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated March 12, 2015, between Computer Task Group, Incorporated and Clifford Bleustein.

10.2	Change in Control Agreement, dated March 12, 2015, between Computer Task Group, Incorporated and Clifford Bleustein.

99.1	Press release dated March 13, 2015, announcing the appointment of Cliff Bleustein as President and Chief Executive Officer.